Exhibit #10.1
May 25, 2010
Ms. Carolyn Aver
Dear Carolyn,
I am pleased to offer you the position of Chief Financial Officer, reporting to me. In this position, you will receive a bi-weekly salary of $12,500, which equates to $325,000 on an annualized basis (for computational purposes only). You will also have an annual bonus incentive of $200,000 at target. Your 2010 bonus will be dependent on Harmonic’s achievement of certain corporate financial objectives, and will be paid on a pro-rata basis calculated from your date of hire. This salary and incentive compensation is subject to federal and state tax withholdings.
Upon commencement of employment, you will be eligible for stock options entitling you to purchase 220,000 shares of common stock, subject to approval by the Compensation and Equity Ownership Committee of the Board of Directors. The exercise price will be the closing market price of the company shares on the date of approval. The options will vest over a four (4) year period, with twenty-five (25%) vesting occurring at the end of twelve (12) months of employment; the balance of the options will vest over a three (3) year period with vesting occurring at the rate of 1/48th per month. Also upon commencement of employment you will receive 110,000 restricted stock units (RSU’s), each unit representing one share of Harmonic Common Stock, also subject to approval by the Compensation and Equity Ownership Committee of the Board of Directors. These RSU’s will also vest over a four year period. Additionally, you will receive Harmonic’s standard executive Change of Control agreement. Details of this agreement will be communicated to you under separate cover.
Harmonic also offers you a comprehensive benefits package which includes our health and wellness plan, ExecUCare benefit, 401K plan, employee stock purchase plan and flexible time off (FTO). You will earn up to 15 FTO days per year with an accrued cap of 30 days. We will provide you with additional information on these benefits during your orientation session.
Before starting, you must sign the company’s confidentiality agreement and bring documentation for completion of the I-9 (employment verification) form. Your employment with Harmonic is at will, which means either party can choose to terminate the relationship at any time for any reason whatsoever, with or without cause.
Carolyn, I believe you will play a key role in the growth and success of Harmonic going forward; I am looking forward to working with you. Please let me know of your acceptance by signing a copy of this offer letter and returning it to me.
Sincerely,
/s/ Patrick Harshman
Patrick Harshman
President and CEO
Acceptance:
/s/ Carolyn V. Aver
Carolyn V. Aver
Date: May 27, 2010